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                                                                     EXHIBIT 8.1


                   [FORM OF MAYER, BROWN & PLATT TAX OPINION]


                             ____________ __, 199_



Storage Trust Realty
2407 Rangeline Street
Columbia, MO 65202

     Re: Material Federal income tax consequences of the Merger of Storage Trust Realty with a subsidiary of Public Storage, Inc.

Dear Ladies and Gentlemen:

     You have requested our opinions that (i) the merger (the "Merger") of Storage Trust Realty, a Maryland real estate investment trust ("STR"), with a subsidiary (the "Subsidiary") of Public Storage, Inc., a California corporation ("PSI"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 12, 1998, [as amended], by and between STR, the Subsidiary and PSI will qualify as a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended, (the "Code"), and that STR and PSI will each be a party to the reorganization within the meaning of section 368(b) of the Code, as required by section 6.3(d) of the Merger Agreement, and
(ii) the tax disclosures under the Section "Material Federal Income Tax Consequences" -- "The Merger"in the proxy statement and prospectus (the "Proxy Statement and Prospectus") included as part of the registration statement (the "Registration Statement") on Form S-4 (file no. 333-_____) as amended through the date of this opinion is accurate in all material respects as to matters of law and legal conclusions.

     In providing these opinions, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the description of the transaction as set forth in the Proxy Statement and Prospectus included as part of the Registration Statement and the exhibits thereto, (iii) representations provided by STR concerning certain facts underlying and relating to the Merger and (vi) representations provided by PSI concerning certain facts underlying and relating to the Merger.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) the Merger will qualify as a reorganization within the meaning of section 368 of the Code, and that STR and PSI will each be a party to the reorganization within the meaning of section 368(b) of the Code, and
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Storage Trust Realty
_______  __, 1998
Page 2


     (ii) the summaries of Federal income tax consequences set forth in the Proxy Statement and Prospectus under the headings -- "Material Federal Income Tax Consequences" -- "The Merger" are accurate in all material respects as to matters of law and legal conclusions.

     This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the headings -- "Material Federal Income Tax Consequences" -- "The Merger" in the Proxy Statement and Prospectus.

                                    Sincerely,



                                    MAYER, BROWN & PLATT

AVD/JBO